Exhibit 4.2
SECURITY AGREEMENT
Dated June 5, 2009
From
The Grantors referred to herein
as Grantors
to
Wilmington Trust FSB
as Collateral Trustee

Section		Page

Section 25.	Execution in Counterparts	31

Section 26.	Governing Law	32

Schedule I	—	Name, Location, Chief Executive Office, Type Of Organization, Jurisdiction Of Organization And Organizational Identification Number
Schedule II	—	Pledged Equity and Pledged Debt
Schedule III	—	Changes in Name, Location, Etc.
Schedule IV	—	Intellectual Property: Patents, Trademarks and Trade Names and Copyrights
Schedule V	—	Account Collateral
Schedule VI	—	Material Commercial Tort Claims

Exhibits

Exhibit A	—	Form of Security Agreement Supplement
Exhibit B	—	Form of Intellectual Property Security Agreement
Exhibit C	—	Form of Intellectual Property Security Agreement Supplement

SECURITY AGREEMENT
          SECURITY AGREEMENT (this “Agreement”), dated June 5, 2009, made by CRICKET COMMUNICATIONS, INC., a Delaware corporation (the “Company”), LEAP WIRELESS INTERNATIONAL, INC., a Delaware corporation (“Holdings”), the other Persons listed on the signature pages hereof and the Additional Grantors (as defined in Section 21) (the Company, Holdings, the Persons so listed and the Additional Grantors each being a “Grantor”, and collectively, the “Grantors”), to WILMINGTON TRUST FSB, as collateral trustee (in such capacity, together with any successor collateral trustee appointed pursuant to the Collateral Trust Agreement (as hereinafter defined), the “Collateral Trustee”) for the Parity Lien Representatives and the holders of Parity Lien Obligations (each as defined in the Collateral Trust Agreement and collectively, together with the Collateral Trustee, the “Secured Parties”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Collateral Trust Agreement described below or otherwise in accordance with Preliminary Statement Paragraph 7 below.
          PRELIMINARY STATEMENTS.
          (1) The Company and the other Grantors have entered into an indenture dated as of the date hereof (the “7.75% Indenture”) with Wilmington Trust FSB, as trustee (the “7.75% Notes Trustee”) for the holders of the Company’s 7.75% Senior Secured Notes due 2016 (including any additional notes that may be issued under the 7.75% Indenture from time to time and any exchange notes issued in respect of such notes and additional notes, the "7.75% Notes”). The Grantors (other than the Company) have guaranteed the obligations of the Company in respect of the 7.75% Notes pursuant to a note guarantee set forth in the 7.75% Indenture.
          (2) The Company and the other Grantors may enter into other Parity Lien Documents in respect of additional Parity Lien Obligations to be incurred in the future.
          (3) In order to induce the 7.75% Notes Trustee to enter into the 7.75% Indenture and the Parity Lien Representatives and the other holders of the Parity Lien Obligations to enter into the other Parity Lien Documents, the Grantors have agreed to grant, pursuant to the terms of this Agreement, a continuing security interest in and to the Collateral to the Collateral Trustee for the ratable benefit of the Secured Parties to secure the Parity Lien Obligations.
          (4) It is a condition precedent to the entry into the Parity Lien Documents by the Parity Lien Representatives and the other holders of Parity Lien Obligations that the Grantors shall have granted to the Collateral Trustee the security interest in the Collateral granted under this Agreement.
          (5) The Collateral Trustee has agreed, pursuant to the terms of the Collateral Trust Agreement, dated as of the date hereof, by and among the Company, the other Grantors, the Collateral Trustee, the 7.75% Notes Trustee and the other parties party thereto (the “Collateral Trust Agreement”) to accept the grant of a security interest under this Agreement as security for the Parity Lien Obligations (referred to herein as “Secured Obligations”).

          (6) Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the 7.75% Indenture and the other Parity Lien Documents.
          (7) Terms defined in the Collateral Trust Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Collateral Trust Agreement. Further, unless otherwise defined in this Agreement or in the Collateral Trust Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9. “UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
          NOW, THEREFORE, in consideration of the premises and in order to induce the parties thereto to enter into the Parity Lien Documents from time to time, each Grantor hereby agrees with the Collateral Trustee for the ratable benefit of the Secured Parties as follows:
               Section 1. Grant of Security. Each Grantor hereby grants to the Collateral Trustee, for its benefit and for, and in trust for, the ratable benefit of the Secured Parties, a lien on and a security interest in, such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (but in all cases excluding any Excluded Asset (as defined below)) (collectively, the “Collateral”):
     (a) all equipment in all of its forms, including, without limitation, all machinery, tools, motor vehicles, vessels, aircraft, furniture and fixtures, and all parts thereof and all accessions thereto and all software related thereto, including, without limitation, software that is embedded in and is part of the equipment (any and all such property, other than any Excluded Asset, being the “Pledged Equipment”);
     (b) all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor, and all accessions thereto and products thereof and documents therefor, and all software related thereto, including, without limitation, software that is embedded in and is part of the inventory (any and all such property, other than any Excluded Asset, being the “Pledged Inventory”);
     (c) all accounts (including, without limitation, health-care-insurance receivables), chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles), licenses (including FCC Licenses) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clause (d), (e) or (f) below or constituting Excluded Assets, being the “Receivables”, and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts, other than any Excluded Assets, being the “Related Contracts”);
     (d) the following (collectively, other than any Excluded Asset, the “Security Collateral”):
     (i) all Capital Stock, including the Capital Stock described in Part I of Schedule II hereto (the “Initial Pledged Equity”) (such Capital Stock, including the Initial Pledged Equity, other than any Excluded Asset, being the “Pledged Equity”), and the certificates, if any, representing such Capital Stock, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Capital Stock and all subscription warrants, rights or options issued thereon or with respect thereto;;
     (ii) all indebtedness from time to time owed to such Grantor (such indebtedness, other than any Excluded Assets, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;
     (iii) the Securities Accounts, all Security Entitlements with respect to all Financial Assets from time to time credited to the Securities Accounts, and all Financial Assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Security Entitlements or such Financial Assets and all subscription warrants, rights or options issued thereon or with respect thereto;
     (iv) all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, distributions, value, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all subscription warrants, rights or options issued thereon or with respect thereto;
     (e) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the types of property described in Section 1(g)(i)-(vi) to which such Grantor, now or hereafter, is a party or a beneficiary (other than any Excluded Assets, the “IP Agreements”) and each swap, cap or collar agreement, option agreement, forward contract, foreign exchange contracts or similar arrangement providing for protection to which such Grantor is now or may hereafter become a party, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, and together with the IP Agreements, other than any Excluded Assets, the “Assigned Agreements”), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;
     (f) the following (collectively, other than any Excluded Assets, the “Account Collateral”):
     (i) all Deposit Accounts and all funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing any Deposit Account;
     (ii) all promissory notes, certificates of deposit, Deposit Accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Trustee for or on behalf of such Grantor, including, without limitation, those delivered or possessed in substitution for or in addition to any or all of the then existing Account Collateral; and
     (iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral; and
     (g) the following (collectively, other than any Excluded Assets, other than any IP Agreements and other than any of the types of property described in this clause (g) to which a Grantor has a license to use pursuant to an IP Agreement, the “Intellectual Property Collateral”):

     (i) all patents, patent applications, utility models and statutory invention registrations, and all inventions claimed therein (other than any Excluded Assets and not including any IP Agreements or the types of property described in this clause (g)(i) to which a Grantor has a license to use pursuant to an IP Agreement, “Patents”);
     (ii) all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered, together, in each case, with the goodwill symbolized thereby (other than any Excluded Assets and not including any IP Agreements or the types of property described in this clause (g)(ii) to which a Grantor has a license to use pursuant to an IP Agreement, “Trademarks”);
     (iii) all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered (other than any Excluded Assets and not including any IP Agreements or the types of property described in this clause (g)(iii) to which a Grantor has a license to use pursuant to an IP Agreement, “Copyrights”);
     (iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (other than any Excluded Assets and not including any IP Agreements or the types of property described in this clause (g)(iv) to which a Grantor has a license to use pursuant to an IP Agreement, “Computer Software”);
     (v) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, other than any Excluded Assets and not including any IP Agreements or the types of property described in this clause (g)(v) to which a Grantor has a license to use pursuant to an IP Agreement, “Trade Secrets”);
     (vi) and all other intellectual, industrial and intangible property of any type of such Grantor, including, without limitation, industrial designs and mask works;

     (vii) all registrations and applications for registration for any of the foregoing, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;
     (viii) all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto; and
     (ix) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;
     (h) all Material Commercial Tort Claims described in Schedule VI hereto;
     (i) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral; and
     (j) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (i) of this Section 1 and this clause (j)) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Trustee is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, (B) tort claims, including, without limitation, all commercial tort claims and (C) cash;
provided, however, that notwithstanding anything to the contrary set forth above, in no event shall the security interest granted under this Agreement attach to, and in no event shall the Collateral include, (a) any of the Excluded FCC License Assets, the right to receive Proceeds derived from the sale, assignment, transfer or transfer of control of Excluded FCC License Assets, or the Proceeds of any Excluded FCC License Assets, (b) any contract, contract right, permit, authorization, franchise, lease, license (including any FCC License), General Intangible, Chattel Paper, Document, Instrument, Account or agreement to which the Company or any other Grantor is a party or in which the Company or any other Grantor has any right, title or interest if and for so long as (but only for so long as) the grant of such security interest (I) gives any other party thereto (if any) the right to terminate its obligations thereunder, (II) constitutes or results in the abandonment, invalidation or unenforceability of any right, title or interest of the Company or any other Grantor therein, (III) is prohibited by applicable law or (IV) constitutes or results in a breach or termination pursuant to the terms thererof, or a default thereunder (other than to the extent that any such terms referred to in any of clauses (I), (II) and (IV) are rendered ineffective by the terms of any of Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any similar statute or successor provision or provisions), (c) any interest in real property (including fee and leasehold interests), (d) to the extent that and for so long as adverse tax consequences for any Grantor organized under the laws of any jurisdiction within the United States of America would otherwise result from a pledge of all the Capital Stock of any Controlled Foreign Corporation, any of the outstanding Capital Stock of a Controlled Foreign Corporation in excess of 65% of the voting power of all classes of Capital Stock of such Controlled Foreign Corporation entitled to vote; (e) any motor vehicles, vessels and aircraft, or other property subject to a certificate of title, (f) any intent-to-use trademark or service mark application to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark application under applicable federal law, (g) cash or Cash Equivalents securing reimbursement obligations under letters of credit permitted to be secured under the 7.75% Indenture, (h) any deposit account for taxes, payroll, employee benefits or similar items, any zero balance accounts and any other account or financial asset in which such security interest would be unlawful or in violation of any Plan or employee benefit agreement; (i) the Capital Stock of Orrengrove Investments Limited and Leap Wireless Mexico S.A. de C.V., (j) any commercial tort claim other than a Material Commercial Tort Claim, (k) any equipment (including software incorporated therein) subject to a purchase money or capitalized lease Lien that is permitted to be incurred to the extent that the contract governing such Lien prohibits the creation of other Liens, (l) after-acquired property or assets designated as an “Excluded Asset” pursuant to Section 4.10(a)(iii)(B) of the 7.75% Indenture and (m) assets subject to Liens permitted under clauses (3) and (4) of the definition of “Permitted Liens,” as defined in the 7.75% Indenture, in each case to the extent that the agreements governing the Indebtedness secured by such Liens would prohibit the granting of a Lien on such assets to secure the 7.75% Notes or the guarantees thereof under the 7.75% Indenture (the items described in the foregoing clauses (a) through (m), collectively, the “Excluded Assets”). Notwithstanding the foregoing, the Collateral shall include (and Excluded Assets shall be deemed not to include) (x) the right to receive all proceeds derived from the sale, assignment, transfer or transfer of control of Excluded Assets (unless such right independently constitutes Excluded Assets), (y) proceeds of Excluded Assets (unless such proceeds independently constitute Excluded Assets) and (z) FCC Licenses (other than Excluded FCC Licenses) to which the FCC has consented to the grant of a security interest under the Security Documents.
For purposes of this Agreement:
          (a) the term “Controlled Foreign Corporation” means “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended from time to time;
          (b) the term “Communications Laws” means the Communications Act of 1934, as amended, and the rules, regulations, published orders and published and promulgated policy statements of the FCC, all as may be amended from time to time;
          (c) the term “Excluded FCC License Assets” means (i) the C Block FCC License held by Cricket Licensee (Reauction), LLC for the Basic Trading Area of Blytheville, AR (BTA049) with the FCC Call Sign WPVP253, (ii) the C Block FCC License held by Cricket Licensee I, LLC for the Basic Trading Area of Evansville, IN (BTA135) with the FCC Call Sign WQHG457, (iii) the C Block FCC License held by Cricket Licensee I, LLC for the Basic Trading Area of Richmond, IN (BTA373) with the FCC Call Sign WPOK655, (iv) the portions of the C Block FCC License held by Cricket Licensee I, LLC for the Basic Trading Area of Knoxville, TN (BTA232) with the FCC Call Sign KNLF466 covering McMinn County, TN, Monroe County, TN and Loudon County, TN, (v) the portions of the E Block FCC License held by Cricket Licensee (Reauction), LLC for the Central Regional Economic Area (REA005) with the FCC Call Sign WQGD769 covering the Basic Economic Area of Amarillo, TX-MN (BEA138), the Basic Economic Area of Hobbs, NM-TX (BEA136), the Basic Economic Area of Lubbock, TX (BEA137), the Basic Economic Area of Odessa-Midland, TX (BEA135), the Basic Economic Area of San Angelo, TX (BEA129), the Cellular Market Area of Wichita Falls, TX (CMA233), the Cellular Market Area of Lawton, OK (CMA260) and the Cellular Market Area of Oklahoma 8 — Jackson (CMA603), and (vi) the portions of the C Block FCC License held by Cricket Licensee (Reauction), LLC for the Basic Economic Area of Oklahoma City, OK (BEA125) with the FCC Call Sign WQGD762 covering Cellular Market Area of Lawton, OK (CMA260), Cotton County, OK, Stephens County, OK and Jefferson County, OK; in each case, together with all fixtures, equipment and other property associated therewith;
          (d) the term “FCC” means the Federal Communications Commission (or any federal agency that may succeed to its jurisdiction);
          (e) the term “FCC License” means any broadband personal communications service license, advanced wireless services license or other license, permit or authorization for the provision of wireless telecommunications services or operation of wireless telecommunications systems issued by the FCC from time to time by the FCC; and
          (f) the term “Pledged Account” shall mean any Securities Account or Deposit Account that constitutes Collateral hereunder.
               Section 2. Security for Obligations. This Agreement secures, in the case of each Grantor, the payment of all Secured Obligations of such Grantor and the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor to any Secured Party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Grantor.
               Section 3. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Trustee of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Party Lien Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
               Section 4. Delivery and Control of Collateral. (a) With respect to any Collateral owned by a Grantor on the date hereof that is subject to the requirements of this Section 4, and subject to Section 6, to the extent such Grantor has not taken (or caused to be taken) the following actions on or prior to the date hereof with respect to such Collateral, as applicable, such Grantor shall use commercially reasonable efforts to take (or cause to be taken) such actions as promptly as reasonably practicable but in any event shall take such action no later than 180 days after the date hereof. Until a Discharge of Parity Lien Obligations has occurred, in the event that any Grantor acquires rights in Collateral after the date hereof that is subject to the requirements of this Section 4, subject to Section 6, such Grantor shall take (or cause to be taken) the actions required under this Section 4 with respect to such Collateral, as applicable, within 60 days of such acquisition.
          (b) With respect to any (i) Certificated Security or (ii) Instrument having a face amount equal to or higher than $2,500,000 (or such lesser amount if the aggregate face amount of instruments excluded from this clause (ii) would exceed $15,000,000) evidencing Pledged Debt, in each case that constitutes Collateral, such Grantor shall deliver such Certificated Security or Instrument, as the case may be, to the Collateral Trustee, duly endorsed or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Trustee. Upon the occurrence and during the continuance of any event or condition (and following the giving of any required notice and the passage of all applicable time) which, under the terms of any Parity Lien Document, causes or permits the holders of any Parity Lien Obligations to cause such Parity Lien Obligations to become immediately due and payable (a “Parity Lien Event of Default”), the Collateral Trustee shall have the right, at any time in its discretion and without notice to any Grantor, to transfer to or to register in the name of the Collateral Trustee or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 13(a). In addition, upon the occurrence and during the continuance of a Parity Lien Event of Default, the Collateral Trustee shall have the right at any time to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations. Upon the occurrence and during the continuance of a Parity Lien Event of Default, the Collateral Trustee shall also have the right at any time to convert Security Collateral consisting of Financial Assets credited to Securities Accounts to Security Collateral consisting of Financial Assets held directly by the Collateral Trustee, and to convert Security Collateral consisting of Financial Assets held directly by the Collateral Trustee to Security Collateral consisting of Financial Assets credited to the Securities Accounts. Upon delivery of a written request by the Collateral Trustee to any Grantor upon the occurrence and during the continuance of a Parity Lien Event of Default, such Grantor will notify each issuer of Pledged Debt that such Pledged Debt is subject to the security interest granted hereunder.
          (c) With respect to any Uncertificated Security that constitutes Collateral (other than any Uncertificated Securities credited to a Securities Account), the applicable Grantor shall use commercially reasonable efforts to cause the issuer thereof either (i) to register the Collateral Trustee as the registered owner of such security on the books and records of the issuer or (ii) to agree in an authenticated record with such Grantor and the Collateral Trustee that such issuer will comply with instructions with respect to such security originated by the Collateral Trustee without further consent of such Grantor, such authenticated record to be in form and substance reasonably satisfactory to the Collateral Trustee. With respect to any Security Collateral in which any Grantor has any right, title or interest and that is not an Uncertificated Security, upon the request of the Collateral Trustee upon the occurrence and during the continuance of a Parity Lien Event of Default, such Grantor will notify each such issuer of Pledged Equity that such Pledged Equity is subject to the security interest granted hereunder.
          (d) With respect to any Security Entitlement that constitutes Collateral hereunder and in which the Collateral Trustee is not the entitlement holder, cause the securities intermediary with respect to such Security Entitlement either (i) to identify in its records the Collateral Trustee as the entitlement holder of such Security Entitlement against such securities intermediary or (ii) to agree in an authenticated record with such Grantor and the Collateral Trustee that such securities intermediary will comply with Entitlement Orders (that is, notifications communicated to such securities intermediary directing transfer or redemption of the financial asset to which such Grantor has a Security Entitlement) originated by the Collateral Trustee without further consent of such Grantor, such authenticated record to be in form and substance reasonably satisfactory to the Collateral Trustee (such agreement being a “Securities Account Control Agreement”);
          (e) With respect to any Deposit Account that constitutes Collateral hereunder (other than Deposit Accounts maintained with the Collateral Trustee), the applicable Grantor shall cause the depository institution maintaining such Account to enter into an agreement pursuant to which such institution shall agree to comply with the Collateral Trustee’s instructions with respect to the disposition of funds in the Deposit Account without further consent by such Grantor, such agreement to be in form and substance reasonably satisfactory to the Collateral Trustee (such agreement being a “Deposit Account Control Agreement”; all Securities Account Control Agreements and Deposit Account Control Agreements referred to collectively herein as “Account Control Agreements”).
          (f) Notwithstanding anything to the contrary contained in this Section 4(d) or elsewhere in this Agreement, the requirement that the Grantors cause depository institutions maintaining Deposit Accounts and Securities Accounts that constitute Collateral to enter into a Account Control Agreement shall not apply to Deposit Accounts and Securities Accounts the individual balance of which does not exceed $2,500,000 and does not exceed when aggregated with the balances of all other Deposit Accounts and Securities Accounts for which no corresponding Account Control Agreement is in effect $15,000,000.
          (g) Upon any termination of any Pledged Account subject to an Account Control Agreement, the applicable Grantor will promptly transfer all funds and property held in such terminated account to another Pledged Account (subject to an Account Control Agreement to the extent an Account Control Agreement would otherwise be required with respect to such Pledged Account pursuant to this Section 4).
          (h) After the occurrence and during the continuance of a Parity Lien Event of Default, the Collateral Trustee shall have sole right in accordance with the Collateral Trust Agreement to direct the disposition of funds, and the exercise by the Collateral Trustee of its right to exclusive control over the Pledged Accounts; provided that the Collateral Trustee agrees that it shall not issue any Entitlement Orders pursuant to any Securities Account Control Agreement, give any instructions under any Deposit Account Control Agreement or give any instructions with respect to any Uncertificated Security unless and until a Parity Lien Event of Default has occurred and is then continuing.

          (i) The Collateral Trustee may, at any time after the occurrence and during the continuance of a Parity Lien Event of Default, and without notice to, or consent from, any Grantor, apply funds from the Account Collateral to satisfy the Grantor’s obligations under the Parity Lien Documents in accordance with the Collateral Trust Agreement.
          (j) The Collateral Trustee hereby agrees to use commercially reasonable efforts, with respect to (i) any after acquired Deposit Account that constitutes Collateral hereunder and (ii) any after acquired Security Entitlement that constitutes Collateral hereunder, to enter into Account Control Agreements with respect to such Collateral.
          (k) After the occurrence and during the continuance of a Parity Lien Event of Default, promptly upon the request of the Collateral Trustee, each Grantor will (x) deliver all tangible chattel paper to the Collateral Trustee and (y) maintain (A) all electronic chattel paper so that the Collateral Trustee has control of the electronic chattel paper in the manner specified in Section 9-105 of the UCC and (B) all transferable records so that the Collateral Trustee has control of the transferable records in the manner specified in Section 16 of the Uniform Electronic Transactions Act, as in effect in the jurisdiction governing such transferable record.
          (l) Despite the grant of a security interest in its Receivables consisting of Letter-of-Credit Rights to the Collateral Trustee, no Grantor shall be required to cause, or attempt to cause, any issuer of any letter of credit to consent to any such assignment of the proceeds of any letter of credit in accordance with Section 9-107 of the UCC.
               Section 5. Material Commercial Tort Claims. Within 30 days after the end of each fiscal quarter of Holdings, each Grantor shall give written notice to the Collateral Trustee identifying any Material Commercial Tort Claims it may then have that not otherwise described on Schedule VI, and such Grantor will execute or otherwise authenticate a supplement to this Agreement, and otherwise take all necessary action, to subject such Material Commercial Tort Claim to the security interest created under this Agreement (such supplement to constitute a supplement to Schedule VI for purposes of this Agreement).
               Section 6. Intercreditor Agreement. Notwithstanding anything to the contrary contained in this Agreement or any other or any other Parity Lien Document, in the event and Permitted Priority Debt Obligations are incurred, the lien and security interest granted to the Collateral Trustee pursuant to this Agreement and the exercise of any right or remedy by the Collateral Trustee hereunder will be subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control. Notwithstanding anything herein to the contrary, prior to the Discharge of Priority Lien Obligations (as defined in the Intercreditor Agreement), the requirements of this Agreement to deliver Collateral to the Collateral Trustee or register the Collateral Trustee as the registered owner of any Collateral shall be deemed satisfied by delivery of such Collateral to, or the registration of such Collateral in the name of, the Permitted Priority Lien Representative.

               Section 7. Representations and Warranties. Each Grantor represents and warrants as of the date hereof and on the date of incurrence of any new Series of Parity Lien Debt as follows:
          (a) Such Grantor’s exact legal name, as defined in Section 9-503(a) of the UCC, is correctly set forth in Schedule I hereto. Such Grantor has only the trade names and registered trademarks listed on Schedule IV hereto. Such Grantor is located (within the meaning of Section 9-307 of the UCC) and has its chief executive office in the state or jurisdiction set forth in Schedule I hereto. Such Grantor keeps all Material Equipment and Inventory of such Grantor at the locations specified in Schedule I.
The information set forth in Schedule I hereto with respect to such Grantor is true and accurate in all respects. Such Grantor has not changed its name, location, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule I hereto in the past five (5) years except as disclosed in Schedule III hereto.
          (b) Such Grantor is the legal and beneficial owner of the Collateral of such Grantor free and clear of any Lien, claim, option or right of others, except for the Lien created under this Agreement and any Liens that are not prohibited under any Parity Lien Document. To such Grantor’s knowledge, no effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except (i) financing statements for which duly authorized proper termination statements have been delivered to the Collateral Trustee for filing, (ii) such as may have been filed in favor of the Collateral Trustee relating to the Parity Lien Documents or as otherwise permitted under the Parity Lien Documents and (iii) such as may have been filed in connection with a Lien, claim, option or right of others that is not prohibited under a Parity Lien Document.
          (c) Such Grantor, either individually or together with one or more other Grantors, has exclusive possession and control of its Equipment and Inventory other than Inventory stored at any leased premises or warehouse and except as a third party may have possession or control of Equipment or Inventory in the ordinary course of such Grantor’s business. In the case of Equipment and Inventory located on leased premises or in warehouses, no lessor or warehouseman of any premises or warehouse upon or in which such Equipment or Inventory is located has any Lien, claim or charge (based on contract, statute or otherwise) on such Equipment and Inventory, other than as permitted under the Parity Lien Documents.
          (d) As of the date hereof, the Initial Pledged Equity pledged by such Grantor hereunder has been duly authorized and validly issued and is fully paid and non-assessable. To such Grantor’s knowledge, the Pledged Debt described in Part II of Schedule II, which, among other things, constitutes all Pledged Debt which as of the date hereof is individually represented by Instruments having an individual face amount equal to or higher than $2,500,000 (or such lesser amount if the aggregate face amount of instruments excluded from this clause (d) would exceed $15,000,000) (the "Initial Pledged Debt”), has been duly authorized, authenticated or issued and delivered, and is the legal, valid and binding obligation of the issuers thereof, and is not in default.

          (e) As of the date hereof, the Initial Pledged Equity pledged by such Grantor constitutes the approximate percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule II hereto. As of the date hereof, the Initial Pledged Debt constitutes all of the outstanding principal indebtedness (excluding accrued interest thereon) owed to such Grantor by the issuers thereof that would otherwise constitute Initial Pledged Debt.
          (f) All of the investment property that constitutes Collateral owned by such Grantor as of as of the date hereof is listed on Schedule II hereto (provided so long as any securities account or commodities account is so listed, it shall not be necessary to list any investment property credited to any such account).
          (g) Such Grantor has no Deposit Account constituting Collateral for which a Deposit Account Control Agreement is required pursuant to this Agreement other than the accounts listed on Schedule V hereto and, to the extent required at such time pursuant to the terms hereof, legal, binding and enforceable (subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law)) Deposit Account Control Agreements (as against the applicable Grantor) are in effect for each such Deposit Account.
          (h) Except to the extent not required by the terms of the Parity Lien Documents (including this Agreement), (i) all actions necessary to obtain control of Collateral as provided in Sections 9-104 and 9-106 of the UCC have been taken and (ii) all UCC financing statements and United States Patent and Trademark Office and United States Copyright Office filings required to be filed in order to perfect the Collateral Trustee’s security interest in the Collateral of such Grantor have been delivered to the Administrative Agent in proper form for filing.
          (i) This Agreement is effective to create in favor of the Collateral Trustee, for the benefit of the Secured Parties, a legal, valid and binding security interest in the Collateral. In the case of (i) Deposit Accounts that constitute Collateral, when written agreements with the financial institutions with whom such accounts are maintained are entered into and become effective, pursuant to which the Collateral Trustee is granted Control over such accounts, (ii) United States Patents, United States Trademarks and United States Copyrights, to the extent perfection of the security interests therein is not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder therein in the United States Patent and Trademark Office and the United States Copyright Office that constitute Collateral, and (iii) the other Collateral described herein (to the extent that liens on such Collateral can be perfected by the filing of financing statements), when financing statements in appropriate form are filed in the appropriate filing offices, this Agreement shall constitute a fully perfected first priority lien (subject to Permitted Liens (including Permitted Prior Liens), as such terms are defined in the 7.75% Indenture) on, and security interest in, all right, title and interest of the Company and the other Grantors, as applicable, in such Collateral, as security for the Secured Obligations.
          (j) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this

Agreement by such Grantor, (ii) the perfection or maintenance of the security interest created hereunder to the extent required herein (including the first priority nature of such security interest (subject to Permitted Liens (including Permitted Prior Liens), as such terms are defined in the 7.75% Indenture)), except for the filing of financing statements referred to above and all required continuation statements, the recordation of the grant of security in the Intellectual Property Collateral as described above, the actions described in Section 4 with respect to Security Collateral and Account Collateral, or (iii) the exercise by the Collateral Trustee of its voting rights provided for in this Agreement, except as may be required (x) in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally, (y) by the Communications Laws in the case of any disposition of Capital Stock representing direct or indirect control of a person or entity that holds FCC Licenses and (z) in connection with any exercise of voting rights with respect to Capital Stock of entities that are not wholly-owned by the Grantors.
          (k) As to itself and its Intellectual Property Collateral and IP Agreements:
     (a) The use of the Intellectual Property Collateral in connection with the operation of such Grantor’s business as currently conducted or as contemplated to be conducted does not conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party, except as could not reasonably be expected to have a material adverse effect upon (a) the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Holdings and its Subsidiaries, taken as a whole; (b) the ability of the Grantors, taken as a whole, to perform their obligations under the Parity Lien Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Grantor of any Parity Lien Document to which it is a party (“Material Adverse Effect”).
     (b) Except as otherwise described on Schedule IV, such Grantor is the owner of all right, title and interest in and to the Intellectual Property Collateral set forth on Schedule IV. Such Grantor is entitled to use all material Intellectual Property Collateral as such Intellectual Property Collateral is in use as of the date of this Agreement, except as could not reasonably be expected to have a Material Adverse Effect.
     (c) The Intellectual Property Collateral set forth on Schedule IV hereto includes all of the patents, patent applications, trademark registrations and applications and copyright registrations and applications which are material to such Grantor’s business and owned by such Grantor (provided that such schedule does not include IP Agreements).
     (d) All registrations (if any) for the Intellectual Property Collateral set forth on Schedule IV are subsisting and have not been adjudged invalid or unenforceable in whole or any material part, and to such Grantor’s knowledge, are valid and enforceable, except as could not reasonably be expected to have a Material Adverse Effect. Such Grantor does not have knowledge of any uses by such Grantor of any material item of Intellectual Property Collateral that could reasonably be expected to lead to such item becoming invalid or unenforceable, except as could not reasonably be expected to have a Material Adverse Effect.
     (e) Except as could not reasonably be expected to have a Material Adverse Effect, such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes to maintain and protect its interest in the material Intellectual Property Collateral in full force and effect throughout the United States including, without limitation, where and to the extent required by applicable law in order to maintain and protect its interests therein, recordations of any of its interests in the Patents and Trademarks with the U.S. Patent and Trademark Office, and recordation of any of its interests in the Copyrights with the U.S. Copyright Office and in corresponding national and international copyright offices. Where and to the extent required by an IP Agreement or applicable law in order to maintain and protect its interests therein, such Grantor has used proper statutory notice in connection with its use of each material patent, trademark and copyright in the Intellectual Property Collateral or to which it has rights pursuant to an IP Agreement, except in each case as could not reasonably be expected to have a Material Adverse Effect.
     (f) As of the date hereof and except as could not reasonably be expected to have a Material Adverse Effect, no claim, action, suit, investigation, litigation or proceeding has been asserted or is pending or, to such Grantor’s knowledge, threatened, in each case against such Grantor (i) based upon or challenging or seeking to deny or restrict the Grantor’s rights in or use of any of the Intellectual Property Collateral or any intellectual property to which it has rights pursuant to an IP Agreement, (ii) alleging that the Grantor’s rights in or use of the Intellectual Property Collateral or any intellectual property to which it has rights pursuant to an IP Agreement or that any services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute, misuse or otherwise violate any patent, trademark, copyright or any other proprietary right of any third party, or (iii) alleging that the Intellectual Property Collateral or any intellectual property to which it has rights pursuant to an IP Agreement is being licensed or sublicensed in violation or contravention of the terms of any license or other agreement. To such Grantor’s knowledge, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates in any material respect the material Intellectual Property Collateral or the Grantor’s rights in or use thereof, except as could not reasonably be expected to have a Material Adverse Effect. Such Grantor has not granted any license, release, covenant not to sue, non-assertion assurance, or other right to any Person with respect to any part of the Intellectual Property Collateral, except as could not reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Parity Lien Documents will not result in the termination or impairment of any of the material Intellectual Property Collateral in any material respect.
     (g) With respect to each IP Agreement and in each case, except as could not reasonably be expected to have a Material Adverse Effect: (A) such IP Agreement is, to such Grantor’s knowledge, valid and binding and in full force and effect; (B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) such Grantor has not received any written notice of early termination or cancellation under such IP Agreement; (D) such Grantor has not received any written notice of a breach or default under such IP Agreement, which breach or default has not been cured; (E) such Grantor has not granted to any other third party any conflicting rights under such IP Agreement; and (F) neither such Grantor nor, to any Grantor’s knowledge, any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.
     (h) To such Grantor’s knowledge, (A) none of the Trade Secrets of such Grantor has been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person other than such Grantor; (B) no employee, independent contractor or agent of such Grantor has misappropriated any trade secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and (C) no employee, independent contractor or agent of such Grantor is in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s Intellectual Property Collateral, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.
     (i) No Grantor or material Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any such Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral except as could not reasonably be expected to have a Material Adverse Effect.
     (j) The Grantor has no Material Commercial Tort other than those listed in Schedule VI hereto.
     (k) No Grantor has granted any governmental authority, including without limitation the FCC or the Rural Utility Service of the U.S. Department of Agriculture, any lien or security interest in any FCC License.
               Section 8. Further Assurances. (a) Each Grantor agrees that from time to time, at the expense of such Grantor following the written request of the Collateral Trustee, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that the Collateral Trustee may reasonably request, in order to perfect and maintain any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Trustee to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, each Grantor will promptly, with respect to Collateral of such Grantor: (i) execute or authenticate and file (or authorize the filing of) such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Collateral Trustee may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder, (ii) deliver to the Collateral Trustee evidence that all other action that the Collateral Trustee may deem reasonably necessary or desirable in order to perfect and protect the security interest created by such Grantor under this Agreement has been taken and (iii) take all actions required pursuant to Section 4.
          (b) Each Grantor hereby authorizes the Collateral Trustee to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, in each case without the signature of such Grantor, and regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Collateral Trustee to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.
          (c) Each Grantor will furnish to the Collateral Trustee from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Collateral Trustee may reasonably request, all in reasonable detail.
          (d) Upon the occurrence and during the continuance of a Parity Lien Event of Default, each Grantor shall cooperate fully with the Collateral Trustee in obtaining approval of the FCC, if required, for any actions or transactions contemplated by this Agreement and any related agreements, including, without limitation, the preparation, execution and filing with the FCC of the assignor’s or transferor’s portion of any application or applications necessary or appropriate under the Communications Laws to obtain the approval of the FCC to the transfer of control or assignment of any portion of the Collateral, together with the FCC Licenses. If any Grantor shall refuse to authorize or execute any such application or applications, such Grantor’s approval may be ordered or required by any court of competent jurisdiction, and, if such Grantor shall fail to authorize or execute such applications promptly, such court may direct that such applications be executed by the clerk of court for the purpose of submitting such application or applications to the FCC.
          (e) Apart from the rights granted to the Collateral Trustee pursuant to this Agreement and other liens or security interests not prohibited by the Parity Lien Documents, no Grantor shall grant or permit to exist or continue (i) any lien or security interest in any FCC License held by any person or entity, including without limitation the FCC or the Rural Utility Service of the U.S. Department of Agriculture or (ii), any lien or security interest by any person or entity in any rights appurtenant to any FCC License, including without limitation any security interest in (x) the right to receive any proceeds derived from the sale, assignment, transfer or transfer of control of FCC Licenses and (y) proceeds derived from any FCC Licenses. Grantor shall notify Collateral Trustee immediately in writing if any person or entity shall assert or claim any lien or security interest prohibited by this Section 8(e).

               Section 9. As to Equipment and Inventory. To the extent not then set forth on Schedule I, within 30 days after the last day of each fiscal quarter of Holdings, each Grantor shall provide written notice to the Collateral Trustee identifying each location where it stores, keeps or otherwise maintains as of such date Equipment and Inventory of such Grantor having an aggregate fair market value (determined by the Company in its good faith business judgment) of $5,000,000 or greater(other than Equipment and/or Inventory located at a retail store or other customer location, located at a cell site, to be sold in the ordinary course of business or constituting fixtures) (the “Material Equipment and Inventory”),such notice to constitute a supplement to Schedule I for purposes of this Agreement. For purposes of the foregoing, “cell site” means a location where any Grantor maintains wireless antenna and electronic communication equipment in order to provide wireless and related services in a given geographic area.
               Section 10. Insurance. So long as the Collateral Trustee has not been directed by an Act of Required Debtholders to exercise its remedies under the Security Agreement at such time as a Parity Lien Event of Default shall have occurred and be continuing, (i) reimbursement under any liability insurance or business interruption insurance maintained by any Grantor shall be paid directly to the Person who shall have incurred liability or loss covered by such insurance (and in furtherance thereof the Collateral Trustee shall promptly turn over all insurance payments received by the Collateral Trustee on account of any such liability or loss incurred by a Grantor to the applicable Grantor unless the Collateral Trustee has been directed by an Act of Required Debtholders to exercise its remedies under the Security Agreement at such time) and (ii) all insurance payments received by the Collateral Trustee in connection with any loss, damage or destruction of any asset or property will be promptly released by the Collateral Trustee to the applicable Grantor; provided that such Grantor shall make or cause to be made with the proceeds of such insurance the necessary repairs to or replacements of such asset or property to the extent such repair or replacement is commercially reasonable or where the failure to do so could reasonably be expected to have a Material Adverse Effect. To the extent that (i) the amount of any such insurance payments exceeds the cost of any such repair, replacement or restoration, or (ii) such insurance payments are not otherwise required to be utilized by the applicable Grantor to complete any such repair, replacement or restoration pursuant to the foregoing, the amount of such excess or insurance payments, as applicable, may be retained by such Grantor. Upon the Collateral Trustee being directed by an Act of Required Debtholders to exercise its remedies under the Security Agreement at such time as any Parity Lien Event of Default has occurred and is continuing, all insurance payments in respect of the foregoing received by the Collateral Trustee shall, in the Collateral Trustee’s sole discretion and subject to the Intercreditor Agreement, (i) be released to the applicable Grantor to be applied as set forth in the first sentence of this section or (ii) be held as additional Collateral hereunder or applied as specified in the Collateral Trust Agreement.
               Section 11. Post-Closing Changes. (a) No Grantor will change its name, type of organization, jurisdiction of organization, organizational identification number or chief executive office from those set forth in Schedule I without first giving at least 30 days’ prior written notice to the Collateral Trustee (such notice to constitute a supplement to Schedules I and III for purposes of this Agreement) and taking all action reasonably required by the Collateral Trustee for the purpose of perfecting or protecting the security interest granted by this Agreement. Each Grantor will hold and preserve its records relating to the Collateral in accordance with standard industry practice, and will permit representatives of the Collateral Trustee at any time during normal business hours upon reasonable notice (but in any event no more often than once every calendar quarter unless a Priority Lien Event of Default has occurred and is then continuing) to inspect and make abstracts from such records and other documents. If any Grantor does not have an organizational identification number and later obtains one, it will forthwith notify the Collateral Trustee of such organizational identification number.
          (b) If any Material Equipment or Inventory of any Grantor is at any time in the possession or control of a warehouseman, bailee or agent, and if the Collateral Trustee so requests in writing such Grantor will (i) notify such warehouseman, bailee or agent of the security interest created hereunder, (ii) instruct such warehouseman, bailee or agent to hold all such Collateral for the Collateral Trustee’s account (which shall permit such Collateral to be removed by such Grantor until the Collateral Trustee notifies such warehouseman, bailee or agent that a Parity Lien Event of Default has occurred and is continuing), (iii) use commercially reasonable efforts, to cause such warehouseman, bailee or agent to authenticate a record acknowledging that it holds possession of such Collateral for the Collateral Trustee’s benefit and shall act on the instructions of the Collateral Trustee as specified in clause (ii) above without the further consent of the Grantor or any other Person, and (iv) if so obtained, make such authenticated record available to the Collateral Trustee.
          (c) Except as otherwise provided in this subsection (c), each Grantor will continue to collect, in the ordinary course of business and at its own expense, amounts due or to become due such Grantor under the Assigned Agreements, Receivables and Related Contracts. In connection with such collections, such Grantor may take (and, upon the occurrence and during the continuance of a Priority Lien Event of Default at the Collateral Trustee’s direction, will take) such action as such Grantor or the Collateral Trustee may reasonably deem necessary or advisable to enforce collection of the Assigned Agreements, Receivables and Related Contracts; provided, however, that the Collateral Trustee shall have the right at any time, upon the occurrence and during the continuance of a Priority Lien Event of Default and upon written notice to such Grantor of its intention to do so, to notify the obligors (other than customers of any Grantor) under any Assigned Agreements, Receivables and Related Contracts of the assignment of such Assigned Agreements, Receivables and Related Contracts to the Collateral Trustee and to direct such obligors (other than customers of any Grantor) to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Trustee and, upon such notification and at the expense of such Grantor, to enforce collection of any such Assigned Agreements, Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements, Receivables and Related Contracts, including, without limitation, those set forth set forth in Section 9-607 of the UCC. After receipt by any Grantor of the notice from the Collateral Trustee referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Assigned Agreements, Receivables and Related Contracts of such Grantor shall be received in trust for the benefit of the Collateral Trustee hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Trustee in the same form as so received (with any necessary indorsement) to be deposited in a collateral account and either (A) released to such Grantor so long as no Parity Lien Event of Default shall have occurred and be continuing or (B) if any

Parity Lien Event of Default shall have occurred and be continuing and the Collateral Trustee so elects, applied as provided in the Collateral Trust Agreement and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Assigned Agreement or Related Contract, release wholly or partly any obligor thereof, or allow any credit or discount thereon, except in the ordinary course of business or in connection with any settlement with the obligor thereof. No Grantor will consent to the subordination of its right to payment under any of the Assigned Agreements, Receivables and Related Contracts to any other indebtedness or obligations of the obligor thereof.
               Section 12. As to Intellectual Property Collateral and IP Agreements. (a) With respect to each item of its Intellectual Property Collateral (and any other licensed intellectual property for which a Grantor is responsible for the prosecution and maintenance thereof) and in each case except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, each Grantor agrees to take, at its expense, all reasonably necessary steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority, to (i) maintain the validity and enforceability of all material Intellectual Property Collateral (and any other licensed intellectual property for which a Grantor is responsible for the prosecution and maintenance thereof), and (ii) to the extent commercially reasonable and where authorized pursuant to a IP Agreement, pursue the registration and maintenance of each material patent, trademark, or copyright registration or application, now or hereafter included in the Intellectual Property Collateral of such Grantor or licensed pursuant to any IP Agreement, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings. No Grantor shall, without the written consent of the Collateral Trustee, discontinue use of or otherwise abandon any Intellectual Property Collateral or any IP Agreement, or abandon any right to file an application for patent, trademark or copyright, unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property Collateral or such IP Agreement is no longer desirable in the conduct of such Grantor’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect.
          (b) In the event that any Grantor has knowledge that any material item of the Intellectual Property Collateral is being infringed or misappropriated by a third party, such Grantor shall take such actions (if any), at its expense, as such Grantor deems reasonable and appropriate under the circumstances to preserve, protect and enforce such Intellectual Property Collateral.
          (c) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) where and to the extent required by an IP Agreement or applicable law in order to maintain the validity or enforceability of any material item of Intellectual Property Collateral or any intellectual property to which it is licensed to use pursuant to a material IP Agreement, each Grantor shall use proper statutory notice in connection with its use thereof and (ii) no Grantor shall do or permit any act or knowingly omit to do any act whereby any such Intellectual Property Collateral or such intellectual property to which it is licensed to use pursuant to a material IP Agreement may lapse or become invalid or unenforceable or placed in the public domain.
          (d) With respect to the United States registrations and applications included in such Intellectual Property Collateral, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit B hereto or otherwise in form and substance reasonably satisfactory to the Collateral Trustee (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Trustee in such Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.
          (e) Each Grantor agrees that should it obtain an ownership interest in any property of the type set forth in Section 1(g) or any material IP Agreement that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. Within 30 days after the end of each fiscal year of Holdings, each Grantor shall give written notice to the Collateral Trustee identifying the United States registrations and applications included in such After-Acquired Intellectual Property during such fiscal year (other than After-Acquired Intellectual Property acquired from third parties in the ordinary course of business that is not material to the business of the Company, Holdings and the Grantors, taken as a whole), and such Grantor shall execute and deliver to the Collateral Trustee with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit C hereto or otherwise in form and substance reasonably satisfactory to the Collateral Trustee (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property which IP Security Agreement Supplement may be recorded by the Collateral Trustee, if reasonably deemed necessary by the Collateral Trustee, with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property (and any such IP Security Agreement Supplement shall constitute a supplement to Schedule IV for purposes of this Agreement).
               Section 13. Voting Rights; Dividends; Etc. (a) So long as no Parity Lien Event of Default shall have occurred and be continuing:
     (i) Each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose;
     (ii) Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent not otherwise prohibited by the terms of the Parity Lien Documents;

     (iii) The Collateral Trustee will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.
          (b) Upon the occurrence and during the continuance of a Parity Lien Event of Default, subject to Sections 20(g) and 20(i) hereof:
     (i) Except with respect to transactions between and among the Company, Holdings and the Grantors that are not by the terms of the Parity Lien Documents prohibited from being consummated after the occurrence of a Parity Lien Event of Default, all rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 13(a)(i) shall, upon notice to such Grantor by the Collateral Trustee, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 13(a)(ii) shall, upon notice to such Grantor by the Collateral Trustee, cease, and all such rights shall thereupon become vested in the Collateral Trustee, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.
     (ii) All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 13(b) shall be received in trust for the benefit of the Collateral Trustee, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Trustee as Security Collateral in the same form as so received (with any necessary indorsement).
     (iii) The Collateral Trustee shall be authorized to send to each Securities Intermediary (as defined in and under any securities account control agreement) a notice of exclusive control or analogous notice under the applicable Security Control Agreement.
               Section 14. Intentionally Omitted.
               Section 15. As to the Denali Spectrum Manager Security Interests. Notwithstanding any other provision of this Agreement or any of the other Parity Lien Documents, the Collateral Trustee, for itself and for each Secured Party, hereby acknowledges and agrees for the benefit of Denali Spectrum Manager, LLC (“DSM”), that: (i) in recognition of the benefits that that certain Amended and Restated Limited Liability Company Agreement of Denali Spectrum, LLC, between DSM and the Company, dated as of July 13, 2006, the other agreements relating thereto (collectively, the “Denali Agreements”) and the transactions contemplated thereunder, provide to the Company, DSM has been granted a first priority security interest in certain assets of Denali Spectrum License, LLC (“Denali License”) and its subsidiaries pursuant to that certain Security Agreement between DSM and Denali License dated as of July 13, 2006 (the “DSM Security Agreement”), to secure the obligations of Denali

License and its subsidiaries to purchase DSM’s membership interests in Denali Spectrum, LLC under that certain Interest Purchase Agreement among DSM, Denali License and the Company dated as of July 13, 2006; and (ii) the security interests received by the Company from Denali License or any subsidiary thereof (and any right or interest that the Collateral Trustee and/or the Secured Parties is granted or in the future may be granted hereunder or otherwise with respect to such security interests of the Company) in (A) all assets of Denali License, including all membership interests owned by Denali License in its subsidiaries (but excluding Denali License’s membership interests in each of its subsidiaries that does not hold FCC Licenses), (B) all assets of Denali License’s subsidiaries, if any, now owned or hereafter acquired, and (C) all Proceeds and products of such assets, will, as contemplated by the DSM Security Agreement and that certain Intercreditor and Subordination Agreement between DSM and the Company dated as of July 13, 2006, be junior and subordinate in right to the security interests in such assets and membership interests and Proceeds and products thereof, granted to DSM under the DSM Security Agreement and the other Denali Agreements, up to an aggregate amount of $200,000,000 (for the avoidance of doubt, each reference to an agreement in this sentence shall be to such agreement as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof).
               Section 16. Intentionally Omitted.
               Section 17. Collateral Trustee Appointed Attorney-in-Fact. Until the Discharge of Priority Lien Obligations, each Grantor hereby irrevocably appoints the Collateral Trustee such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Collateral Trustee’s discretion, upon the occurrence and during the continuance of a Parity Lien Event of Default, to take any action and to execute any instrument that the Collateral Trustee may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:
          (a) to obtain and adjust insurance required to be paid to the Collateral Trustee pursuant to the Parity Lien Documents,
          (b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,
          (c) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and
          (d) to file any claims or take any action or institute any proceedings that the Collateral Trustee may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Trustee with respect to any of the Collateral, provided that this Section 17 shall not authorize the Collateral Trustee to execute or certify applications to the FCC in the name of any Grantor except to the extent permitted by the Communications Laws and shall not authorize the Collateral Trustee to exercise operational, voting or other control over any facilities authorized under any FCC Licenses unless and until the FCC shall have granted such authority.

               Section 18. Collateral Trustee May Perform. If any Grantor fails to perform any agreement contained herein, the Collateral Trustee may, as the Collateral Trustee deems necessary to protect the security interest granted hereunder in the Collateral or to protect the value thereof, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, subject to Sections 20(g) and 20(i) hereof; and the expenses of the Collateral Trustee incurred in connection therewith shall be payable by such Grantor under the Parity Lien Documents.
               Section 19. The Collateral Trustee’s Duties. (a) The powers conferred on the Collateral Trustee hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Trustee shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Trustee shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.
          (b) Anything contained herein to the contrary notwithstanding, the Collateral Trustee may from time to time, when the Collateral Trustee deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Trustee hereunder with respect to all or any part of the Collateral (and shall notify the Company of such appointment; provided, that the failure to so notify the Company shall not affect the provisions of this Section 19(b)). In the event that the Collateral Trustee so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Collateral Trustee, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Trustee, with all rights, powers, privileges, interests, obligations and remedies of the Collateral Trustee hereunder with respect to such Collateral, and (iii) the term “Collateral Trustee,” when used herein in relation to any rights, powers, privileges, interests, obligations and remedies of the Collateral Trustee with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Trustee.
               Section 20. Remedies. Subject to Sections 20(g) and 20(i) hereof, if any Parity Lien Event of Default shall have occurred and be continuing and upon a direction to the Collateral Trustee by an Act of Required Debtholders:
          (a) The Collateral Trustee may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Trustee forthwith, assemble all or part of the Collateral as directed by the Collateral Trustee and make it available to the Collateral Trustee at a place and time to be designated by the Collateral Trustee that is reasonably convenient to both parties; (ii) without notice except as specified below or under the UCC, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Trustee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Trustee may deem commercially reasonable; (iii) enter onto any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Trustee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
          (b) Any cash held by or on behalf of the Collateral Trustee and all cash Proceeds received by or on behalf of the Collateral Trustee in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Trustee, be held by the Collateral Trustee as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Trustee pursuant to the Parity Lien Documents) in whole or in part by the Collateral Trustee for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in the manner set forth in Section 3.4 of the Collateral Trust Agreement.
          (c) All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Trustee, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Trustee in the same form as so received (with any necessary indorsement).
          (d) The Collateral Trustee may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

          (e) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Collateral Trustee or its designee such Grantor’s written know-how and written expertise, and documents relating to any Intellectual Property Collateral subject to such sale or other disposition or to the manufacture, distribution, advertising and sale of products and services of such Grantor to which such Intellectual Property relates, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral.
          (f) After the cure or waiver of all Parity Lien Events of Default theretofore existing, upon request by the Company and at the Company’s expense, the Collateral Trustee, shall deliver to the Company appropriate evidence of revocation of any notice previously delivered to a third party relating to the Collateral Trustee’s exercise of its rights over the Collateral, subject to any required compliance with the Communications Laws.
          (g) Notwithstanding anything to the contrary in this Agreement,
     (i) voting rights in any Collateral of a Grantor conferring direct or indirect control of any FCC Licenses shall remain vested in such Grantor upon and during the occurrence of a Parity Lien Event of Default unless and until any required prior approval of the FCC shall have been obtained for the exercise of such rights by another party;
     (ii) if the exercise of any other rights or remedies by the Collateral Trustee in respect of Collateral requires the prior approval of the FCC, the Collateral Trustee shall not exercise such rights or remedies unless and until such prior approval has been obtained;
     (iii) if the Collateral Trustee exercises any remedies of foreclosure in respect to such Collateral following the occurrence of a Parity Lien Event of Default, there shall be either a private or public arm’s-length sale of such Collateral; and
     (iv) prior to the exercise of any voting rights of the purchaser at such sale of such Collateral, the prior consent of the FCC pursuant to 47 U.S.C. Section 310(d), in each case only if required, shall be obtained; provided that until any required approval or consent of the FCC referred to in clauses (i), (ii) or (iv) of this Section 20(g) shall have been obtained, each Grantor agrees, subject to compliance with the Communications Laws, that it shall not exercise voting rights in such Collateral or any other Collateral that confers control over any FCC License in a manner which would be detrimental to the interests of the Collateral Trustee or the Secured Parties.
          (h) In furtherance of this Section 20, if a Parity Lien Event of Default shall have occurred and be continuing:
     (i) Each Grantor shall take any action which the Collateral Trustee may reasonably request in order to transfer or assign all FCC Licenses to the Collateral Trustee or to such one or more third parties as the Collateral Trustee may designate, or to a combination of the foregoing to facilitate an arm’s-length sale of the Collateral or any portion thereof. To enforce the provisions of this Section, the Collateral Trustee is empowered to request the appointment of a receiver (including any trustee or comparable court-authorized entity) from any court of competent jurisdiction to whom or to which the Collateral or any portion thereof may be transferred or assigned. Such receiver shall be instructed to seek from the FCC consent to an involuntary transfer of control or assignment of the FCC Licenses for the purpose of seeking a bona fide purchaser to whom control will ultimately be transferred. Each Grantor hereby agrees to authorize and consent to such transfers of control or assignments upon the request of the Collateral Trustee or the receiver so appointed and, if any Grantor shall refuse to grant such authorization or consent, such Grantor’s approval may be ordered or required by the court for the purpose of seeking a bona fide purchaser to which control of such Collateral, or any portion thereof, ultimately will be transferred.
     (ii) The receiver shall in addition have the power to dispose of the Collateral (including Collateral representing voting control over the holder of any FCC Licenses) in any manner lawful in the jurisdiction in which his appointment is confirmed, including the power to conduct a public or private arms-length sale; provided, however, that the successful bidder at any such public or private sale shall not acquire control of any Collateral that represents or confers the right or power to control, directly or indirectly, the holder of any FCC License, or otherwise acquire control of any FCC Licenses unless and until the FCC shall first have granted its consent to such acquisition (or such consent shall, for any other reason, no longer be required under the Communications Laws).
     (iii) Each Grantor hereby acknowledges that the assignment or transfer of FCC Licenses is integral to the Collateral Trustee’s realization of the value of the Collateral, that there is no adequate remedy at law for failure by any Grantor to comply with the provisions of this Section 20, and that such failure would not be adequately compensable in damages, and therefore agrees that the agreements contained in this Section 20, including without limitation the provisions relating to the appointment of a receiver in this Section 20(h) may be specifically enforced.
          (i) Any foreclosure on, sale, transfer or other disposition of, or the exercise of any right to vote or consent with respect to any of the Collateral as provided herein, or any other action taken or proposed to be taken by the Collateral Trustee hereunder which would affect the operational, voting, or other control of any FCC License or any facility or station operated pursuant to such FCC License, shall be in conformity with the requirements of the Communications Laws and, if and to the extent required thereby, subject to the prior approval of the FCC. In determining whether the Communications Laws require prior consent of the FCC for the exercise of rights or remedies of the Collateral Trustee under this Agreement, the Collateral Trustee shall be deemed to have exercised reasonable care if it has proceeded upon the advice of communications counsel, whether or not such advice may ultimately be determined to have been erroneous.
               Section 21. Amendments; Waivers; Additional Grantors; Supplements to Schedules, Etc. (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Trustee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of any party to this Agreement to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.
          (b) Upon the execution and delivery, or authentication, by any Person of a security agreement supplement in substantially the form of Exhibit A hereto (each a “Security Agreement Supplement”), (i) such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement to “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement to “Collateral” shall also mean and be a reference to the Collateral of such Additional Grantor, and (ii) the supplemental schedules I-VI attached to each Security Agreement Supplement shall be incorporated into and become a part of and supplement Schedules I-VI, respectively, hereto, and the Collateral Trustee may attach such supplemental schedules to such Schedules; and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant to each Security Agreement Supplement.
          (c) Upon the execution and delivery by any then existing Grantor of a Security Agreement Supplement with appropriate modifications to reflect such Grantor’s status as an existing Grantor (which may be executed and delivered at any time and from time to time), any supplemental schedules to such Security Agreement Supplement shall be incorporated into and become a part of and supplement the corresponding schedules to this Agreement, and the Collateral Trustee may attach such supplemental schedules to such Schedules; and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant to such Security Agreement Supplement; provided that this clause (c) shall not apply to Schedule III (Schedule III only being permitted to be amended, supplemented or modified in accordance with Section 11(a)).
               Section 22. Notices, Etc. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Company or the Collateral Trustee, to the address, telecopier number, electronic mail address or telephone number specified for such Person in the Collateral Trust Agreement; and
     (ii) if to Holdings or any other Grantor, to the address, telecopier number, electronic mail address or telephone number specified as such Grantor’s chief executive office on Schedule I hereto.
          Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
          (b) Electronic Communications. The Collateral Trustee or any Grantor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Collateral Trustee otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
               Section 23. Continuing Security Interest; Assignments and Transfers under the Parity Lien Documents. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the Discharge of Parity Lien Obligations has occurred; (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Trustee hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations hereunder, and such assignee or transferee shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein, in each case as provided in the Parity Lien Documents.
               Section 24. Release; Termination. Upon the occurrence of the conditions set forth in the Collateral Trust Agreement, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Upon any such termination the Collateral Trustee shall, at Grantors’ expense, execute and deliver to Grantors or otherwise authorize the filing of such documents as Grantors shall reasonably request, including financing statement amendments to evidence such termination. To the extent a release is expressly permitted pursuant to Section 4.1 of the Collateral Trust Agreement, the Liens granted herein shall be deemed to be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person. The Collateral Trustee shall, at Grantor’s expense, execute and deliver or otherwise authorize the filing of such documents as Grantors shall reasonably request, in form and substance reasonably satisfactory to the Collateral Trustee, including financing statement amendments to evidence such release.
          The Collateral Trustee shall release all or any portion of the Collateral solely on the terms and subject to the conditions set forth in Section 4.1 of the Collateral Trust Agreement.
               Section 25. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

               Section 26. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

Address for Notices: 10307 Pacific Center Court San Diego, CA 92121 ATTN: General Counsel	CRICKET COMMUNICATIONS, INC.

	By:	/s/ Robert J. Irving, Jr.
		Name:	Robert J. Irving, Jr.
		Title:	Senior Vice President, General Counsel and Secretary

Address for Notices: 10307 Pacific Center Court San Diego, CA 92121 ATTN: General Counsel	LEAP WIRELESS INTERNATIONAL, INC.

	By:	/s/ Robert J. Irving, Jr.
		Name:	Robert J. Irving, Jr.
		Title:	Senior Vice President, General Counsel and Secretary

Address for Notices: 10307 Pacific Center Court San Diego, CA 92121 ATTN: General Counsel	CRICKET LICENSEE (REAUCTION), LLC CRICKET LICENSEE I, LLC CRICKET LICENSEE 2007, LLC

	By:	/s/ Robert J. Irving, Jr.
		Name:	Robert J. Irving, Jr.
		Title:	Senior Vice President, General Counsel and Secretary

WILMINGTON TRUST FSB, as Collateral Trustee
By:	/s/ Michael G. Oller
	Name:	Michael G. Oller
	Title:	Assistant Secretary and Assistant Vice President

Exhibit A to the
Security Agreement
FORM OF SECURITY AGREEMENT SUPPLEMENT
[Date of Security Agreement Supplement]
Wilmington Trust FSB,
   as the Collateral Trustee for the
   Secured Parties referred to in the
   Security Agreement referred to below
_________________________
_________________________
Attn: ____________________
[Name of Company]
Ladies and Gentlemen:
          Reference is made to the Security Agreement dated June 5, 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) made by the Grantors from time to time party thereto in favor of the Wilmington Trust FSB, as collateral trustee (together with any successor collateral trustee appointed pursuant to the Collateral Trust Agreement, (the “Collateral Trustee”) for the Secured Parties. Terms defined in the Security Agreement and not otherwise defined herein are used herein as defined in the Security Agreement.
          SECTION 1. Grant of Security. The undersigned hereby grants to the Collateral Trustee, for its benefit and for, and in trust for, the ratable benefit of the Secured Parties, a lien on and security interest in, such Grantor’s right, title and interest in and to all of the Collateral of the undersigned described in Section 1 of the Security Agreement, whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising, including, without limitation, the property and assets of the undersigned set forth on the attached supplemental schedules to the Schedules to the Security Agreement, but in all cases excluding Excluded Assets.
          SECTION 2. Security for Obligations. The grant of a security interest in the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment of all Secured Obligations of the undersigned now or hereafter existing under or in respect of the Parity Lien Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.

2

          SECTION 3. Supplements to Security Agreement Schedules. The undersigned has attached hereto supplemental Schedules I through VI to Schedules I through VI, respectively, to the Security Agreement, and the undersigned hereby certifies, as of the date first above written, that such supplemental schedules have been prepared by the undersigned in substantially the form of the equivalent Schedules to the Security Agreement and are complete and correct in all material respects.
          SECTION 4. Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 7 of the Security Agreement (as supplemented by the attached supplemental schedules) to the same extent as each other Grantor.
          SECTION 5. Obligations Under the Security Agreement. The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors. The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to the undersigned.
          SECTION 6. Governing Law. This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours, [NAME OF ADDITIONAL GRANTOR]
By
Title:

Address for notices:

Exhibit B to the
Security Agreement
FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT
          This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated June 5, 2009, is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Wilmington Trust FSB, as Collateral Trustee (in such capacity, together with any successor collateral trustee appointed pursuant to the Collateral Trust Agreement, the “Collateral Trustee”) for the Secured Parties. Terms defined in the Security Agreement (as hereinafter defined) and not otherwise defined herein are used herein as defined in the Security Agreement.
          WHEREAS, CRICKET COMMUNICATIONS, INC., a Delaware corporation (the “Company”) has entered into an indenture dated as of June 5, 2009 (the “7.75% Indenture”) with Wilmington Trust FSB, as trustee, and the other Grantors have guaranteed the obligations of the Company under the 7.75% Indenture pursuant to a note guarantee set forth in the 7.75% Indenture.
          WHEREAS, pursuant to the 7.75% Indenture, the Grantors agreed to enter into that that certain Security Agreement dated as of June 5, 2009 (the “Security Agreement”) in order to grant to the Collateral Trustee, for the ratable benefit of the Secured Parties, a security interest in the Collateral (as hereinafter defined).
          WHEREAS, under the terms of the Security Agreement, the Grantors have agreed to enter into this IP Security Agreement in order to grant to the Collateral Trustee, for the ratable benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this IP Security Agreement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:
          SECTION 1. Grant of Security. Each Grantor hereby grants to the Collateral Trustee for its benefit and for, and in trust for, the ratable benefit of the Secured Parties, a lien on and a security interest in, all of such Grantor’s right, title and interest in and to the following (but in all cases excluding any Excluded Asset) (the “Collateral”):
     (i) the patents and patent applications set forth in Schedule A hereto;
     (ii) the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in any intent-to-use trademark or service mark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark applications under applicable federal law), together with the goodwill symbolized thereby;
     (iii) all copyrights, whether registered or unregistered, now owned or hereafter acquired by such Grantor, including, without limitation, the copyright registrations and applications set forth in Schedule C hereto;
     (iv) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;
     (v) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and
     (vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral.
          SECTION 2. Security for Obligations. This IP Security Agreement secures, in the case of each Grantor, the payment of all Secured Obligations of such Grantor and the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor to any Secured Party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Grantor.
          SECTION 3. Recordation. Each Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement.
          SECTION 4. Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
          SECTION 5. Grants, Rights and Remedies. This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Trustee with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.
          SECTION 6. Governing Law. This IP Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

2

          IN WITNESS WHEREOF, each Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

CRICKET COMMUNICATIONS, INC.
By
Name:
Title:

Address for Notices:

Address for Notices:	LEAP WIRELESS INTERNATIONAL, INC.

By
Title:

Address for Notices:	CRICKET LICENSEE (REAUCTION), LLC

By
Title:

Address for Notices:	CRICKET LICENSEE I, LLC

By
Title:

Address for Notices:	CRICKET LICENSEE 2007, LLC

By
Title:

Exhibit C to the
Security Agreement
FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT
          This INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT (the “IP Security Agreement Supplement”) dated [________], 20[___], is made by the Person listed on the signature pages hereof (the “Grantor”) in favor of Wilmington Trust FSB, as Collateral Trustee (in such capacity, together with any successor collateral trustee appointed pursuant to the Collateral Trust Agreement, the “Collateral Trustee”) for the Secured Parties. Terms defined in the Security Agreement and not otherwise defined herein are used herein as defined the Security Agreement.
          WHEREAS, CRICKET COMMUNICATIONS, INC., a Delaware corporation (the “Company”), has entered into an indenture dated as of June 5, 2009 (the “7.75% Indenture”) with Wilmington Trust FSB, as trustee, and the Grantor and certain other Persons have guaranteed the obligations of the Company under the 7.75% Indenture pursuant to a note guarantee set forth in the 7.75% Indenture.
          WHEREAS, pursuant to the 7.75% Indenture, the Grantor and certain other Persons executed and delivered that that certain Security Agreement dated as of June 5, 2009 (the “Security Agreement”) in order to grant to the Collateral Trustee, for the ratable benefit of the Secured Parties, a security interest in the Collateral (as hereinafter defined).
          WHEREAS, pursuant to the terms of the Security Agreement, the Grantor and certain other Persons have executed and delivered that certain Intellectual Property Security Agreement dated June 5, 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”).
          WHEREAS, under the terms of the Security Agreement, the Grantor has granted to the Collateral Trustee, for the ratable benefit of the Secured Parties, a security interest in, among other property, the Additional Collateral (as defined below) of the Grantor, and has agreed as a condition thereof to execute this IP Security Agreement Supplement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees as follows:
          SECTION 7. Grant of Security. The Grantor hereby grants to the Collateral Trustee for its benefit and for, and in trust for, the ratable benefit of the Secured Parties, a lien on and a security interest in, all of such Grantor’s right, title and interest in and to the following (but in all cases excluding any Excluded Asset) (the “Additional Collateral”):
     (i) the patents and patent applications set forth in Schedule A hereto;

     (ii) the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in any intent-to-use trademark or service mark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark applications under applicable federal law), together with the goodwill symbolized thereby;
     (iii) all copyrights, whether registered or unregistered, now owned or hereafter acquired by the Grantor, including, without limitation, the copyright registrations and applications set forth in Schedule C hereto;
     (iv) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of the Grantor accruing thereunder or pertaining thereto;
     (v) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and
     (vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Additional Collateral.
          SECTION 8. Supplement to Security Agreement. Schedule IV to the Security Agreement is, effective as of the date hereof, hereby supplemented to add to such Schedule the Additional Collateral.
          SECTION 9. Security for Obligations. This IP Security Agreement secures the payment of all Secured Obligations of the Grantor and the payment of all amounts that constitute part of the Secured Obligations and would be owed by the Grantor to any Secured Party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Grantor.
          SECTION 10. Recordation. The Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement Supplement.
          SECTION 11. Execution in Counterparts. This IP Security Agreement Supplement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
          SECTION 12. Grants, Rights and Remedies. This IP Security Agreement Supplement has been entered into in conjunction with the provisions of the Security Agreement.

The Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Trustee with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.
          SECTION 13. Governing Law. This IP Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
          IN WITNESS WHEREOF, each Grantor has caused this IP Security Agreement Supplement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

CRICKET COMMUNICATIONS, INC.
By
Name:
Title:

Address for Notices:

[NAME OF GRANTOR]
By
Name:
Title:

Address for Notices: